                                                                   Exhibit 11


                           STATEMENT RE COMPUTATION
                            OF PER SHARE EARNINGS

                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                   June 30,                      June 30,
                                           ------------------------      ------------------------
                                              1998         1997             1998         1997
                                           -----------  -----------      -----------  -----------
Numerator:
    Net income for basic and
        diluted earnings per share        $ 1,063,000  $ 2,176,000      $ 1,366,000  $ 1,688,000
                                           -----------  -----------      -----------  -----------

Denominator:
    Denominator for basic earnings
        per common share -
        weighted-average shares             3,970,113    3,921,853        3,962,199    3,921,853

    Effect of dilutive securities:
        Employee stock options                 18,342       17,730            9,227       13,345
                                           -----------  -----------      -----------  -----------
    Denominator for diluted earnings
        per common share -
        weighted-average shares             3,988,455    3,939,583        3,971,426    3,935,198
                                           ===========  ===========      ===========  ===========

Basic earnings per common share           $      0.27  $      0.55      $      0.34  $      0.43
                                           ===========  ===========      ===========  ===========

Diluted earnings per common share         $      0.27  $      0.55      $      0.34  $      0.43
                                           ===========  ===========      ===========  ===========









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